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PRODIGY(R) interactive personal service           12/18/95               3:10 PM


                                                                    Exhibit 99.2

VECTOR DISCUSSING POSSIBLE ADDITIONAL INVESTMENT BY CONTROLLING STOCKHOLDER VECTOR PRESIDENT DISCUSSES FINANCES AND PROSPECTS JACKSONVILLE, Fla., Dec. 15 /PRNewswire/ -- Vector Aeromotive Corporation (Nasdaq: VCAR) announced today that Vector has received a $1 million advance from its controlling stockholder, V'Power Corporation, and has entered into a Letter Agreement, subject to the execution of definitive agreements, providing for an additional investment by V'Power. The agreement would result in the issuance of an additional 10 million shares of common stock to V'Power at a price of $.45 per share, and the issuance to V'Power for $500,000 of an option for 50 million shares with an exercise price of $.45 per share. Resale of these shares would be restricted under the federal securities laws and generally could not be effected in the market without registration or compliance with the two-year holding period required by Rule 144. It is anticipated, however, that V'Power would be granted demand and "piggyback" registration rights with respect to these shares.
         Vector stated that this advance was in lieu of a $1 million stock option exercise that Vector had previously reported V'Power was making. Vector also stated that it has not reached final agreement with V'Power concerning the additional investment and that the advance could be required to be repaid if no agreement is reached.
         President D. Peter Rose also had the following comments concerning Vector's projected operations and financial conditions:
         Discussing Vector's future prospects, Rose said that future profitability is obviously dependent upon a number of factors, including market acceptance of the M12 automobile, product quality, and Vector's production capacity. While Rose confirmed that Vector plans to manufacture and sell 96 M12s during 1996 and 150 during 1997, he pointed out that Vector is still working on the build-up of volume with ongoing recruitment. Due to the uncertainty of these factors, any attempt to project future operating levels or earnings at this time is not possible. Rose did, however, state that Vector currently plans to be operating at a net loss at least through the second quarter of 1996.
         Rose also stressed that as the company was just entering the production stage of operations, Vector will obviously continue to use working capital. Rose said that although Vector has outstanding options and warrants for approximately 65 million shares of its common stock (not including the 50 million share option currently under discussion with V'Power), which upon exercise, Vector would receive approximately $37 million, there is no guarantee that Vector will receive additional capital through the exercise of these options and warrants.
         Rose stated that until Vector receives additional funds through


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PRODIGY(R) interactive personal service          12/18/95                3:10 PM



an equity investment, such as the one contemplated by V'Power, it would not satisfy the minimum standards for continued listing on the Nasdaq Small Cap Market, because its stockholders' equity is currently less than $2 million. If Vector receives delisting notice from Nasdaq, it will have 90 days from the notice to correct the deficiency.
         Vector Aeromotive Corporation will be manufacturing and marketing the all new M12, the only American-built 12 cylinder exotic sports car. Prototypes have been successfully developed to stringent standards, and EPA approval has been achieved with the latest OBD II technology. Vector Aeromotive Corporation is headquartered in Jacksonville, Florida.

       -0-                            12/15/95

/CONTACT: Peter Rose, Vector Aeromotive Corporation, 800-822-7872 or Dan St. Pierre, Corporation Relations Group, 800-444-4980/
    (VCAR)






Copyright 1995 Prodigy Services Company.  All Rights Reserved.